[Letterhead of Branden T. Burningham]


January 15, 2001

Deloy Miller, President
Miller Petroleum, Inc.
3651 Baker Highway
Huntsville, Tennessee 37756

Re: Opinion letter, dated January 15, 2001, regarding shares of common stock Miller Petroleum, Inc., a Tennessee corporation (the "Company")


Dear Mr. Miller:

     I hereby consent to being named in the Prospectus included in the Company's Registration Statement on Form SB-2 as having rendered the above-referenced opinion and as having represented the Company in connection with such Registration Statement.

                                                  Sincerely yours,

                                                  /s/ Branden T. Burningham

                                                  Branden T. Burningham